Exhibit 5.1

April 10, 2008

Hampton Roads Bankshares, Inc.

999 Waterside Dr., Suite 200

Norfolk, Virginia 23510

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-4 filed by Hampton Roads Bankshares, Inc. (the “Company”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (as amended, the “Registration Statement”). The Registration Statement relates to shares of the Company’s common stock, par value $0.625 per share (the “Shares”), to be issued to the shareholders of Shore Financial Corporation (“Shore Financial”), pursuant to the Agreement and Plan of Merger, dated as of January 8, 2008, by and between the Company and Shore Financial (the “Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

Based on such examination, it is our opinion that the Shares have been duly authorized and, when issued as contemplated in the Registration Statement and the Agreement, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ William A. Old, Jr.
William A. Old, Jr., a Shareholder